Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q3 Results

Georgetown, Mass., November 5, 2013.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.9 million or $0.41 per diluted common share outstanding for its third quarter ended September 30, 2013, 11.2% higher than net income of $2.6 million or $0.37 per diluted common share outstanding for the same period in 2012.  Sales for the third quarter of 2013 were $34.7 million or 8.5% greater than 2012 third quarter sales of $32.0 million.  Net income for the nine-month period ended September 30, 2013, was $7.9 million or $1.11 per diluted common share outstanding compared to net income of $7.7 million or $1.09 per diluted common share outstanding for the same period of 2012.  Sales for the nine-month period ended September 30, 2013, were $104.2 million or 6.8% higher than sales of $97.6 million in the same period of 2012.

“I am pleased with our third quarter results,” said R. Jeffrey Bailly, Chairman & CEO.  “Strong demand from our medical and molded fiber customers helped offset continued weakness in the military market, and enabled us to generate solid improvements to our top and bottom line results.”

“We also made progress on a number of internal initiatives,” Bailly continued.  “We increased factory efficiency, which improved our gross margins. We added veteran talent to our sales and management teams, including Dave Smith as Vice President of Operations. And we elected Lucia Luce Quinn, Chief People Officer at Forrester Research, to our Board of Directors.”

“Looking forward to the next two quarters, we expect continued softness in certain markets and some shifting in demand,” Bailly said.  “We anticipate that our medical business will remain strong. However, we expect the growth of our molded fiber business to slow in the first quarter of 2014, and military sales to gradually improve but remain below historical levels.”

“In addition, we continue our efforts to identify strategic acquisitions that can increase our value to customers and help position UFP Technologies for long-term success. With our strengthening balance sheet, we are well positioned to respond quickly to these opportunities.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated demand and trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages the Company expects to realize from its internal initiatives, including increased efficiency, statements regarding the Company’s sales and management teams, statements about the Company’s business opportunities, the Company’s growth potential and strategies for growth, including its acquisition strategy, statements regarding the health of the Company’s balance sheet and potential future uses of cash, statements regarding anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates,  as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Condensed Consolidated Statements of Income

(In thousands, except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30-Sep-13	30-Sep-12	30-Sep-13	30-Sep-12
Net sales	$34,700	$31,967	$104,229	$97,592
Cost of sales	24,538	22,741	74,445	69,474
Gross profit	10,162	9,226	29,784	28,118
SG&A	5,678	5,156	17,700	16,066
(Gain) loss on sale of fixed assets	—	—	11	(12)
Operating income	4,484	4,070	12,073	12,064
Interest expense, other income & expenses	(43)	(14)	(128)	(45)
Income before income taxes	4,441	4,056	11,945	12,019
Income taxes	1,554	1,460	4,046	4,327
Net income from consolidated operations	$2,887	$2,596	$7,899	$7,692

Weighted average shares outstanding	6,840	6,721	6,802	6,668
Weighted average diluted shares outstanding	7,112	7,075	7,096	7,055
Per Share Data
Net income per share outstanding	$0.42	$0.39	$1.16	$1.15
Net income per diluted share outstanding	$0.41	$0.37	$1.11	$1.09

Condensed Consolidated Balance Sheets

(In thousands)

	30-Sep-13	31-Dec-12
	(Unaudited)
Assets:
Cash	$38,233	$33,480
Receivables, net	17,806	17,836
Inventories	9,897	9,695
Other current assets	2,058	3,483
Net property, plant, and equipment	25,676	23,318
Other assets	10,670	10,805
Total assets	$104,340	$98,617
Liabilities and equity:
Short-term debt	$1,552	$1,550
Accounts payable	3,559	4,088
Other current liabilities	5,844	7,593
Long-term debt	7,736	8,314
Other liabilities	4,058	3,811
Total liabilities	22,749	25,356
Total equity	81,591	73,261
Total liabilities and stockholders’ equity	$104,340	$98,617